
                                                                                                         Exhibit 12

                  AMES DEPARTMENT STORES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (In Thousands, Except Ratio Data)


                              Thirty-Nine
                              Weeks Ended    Fiscal Year Ended
                              -------------  -------------------------------------------------------------------------
                                Oct. 28,     January 29,    January 30,    January 31,     January 25,    January 27,
                                  2000          2000           1999            1998           1997           1996
                              -------------  ------------   ------------   -------------   ------------   ------------

Income (loss) before
    income taxes,
    extraordinary item
    and cumulative effect
    adjustment                    (88,432)      (31,355)         52,605          53,633         26,804        (1,618)

Add:
    Interest expense                64,843        60,843         15,253          11,600         19,043         24,116
    Interest component of
    rental expense                  32,944        29,253         21,121          18,409         16,541         16,208
                              -------------  ------------   ------------   -------------   ------------   ------------
Earnings available for fixed
charges                              9,355        58,741         88,979          83,642         62,388         38,706

Fixed Charges:
    Interest expense                64,843        60,843         15,253          11,600         19,043         24,116
    Interest component of
    rental expense                  32,944        29,253         21,121          18,409         16,541         16,208
                              -------------  ------------   ------------   -------------   ------------   ------------
Total fixed charges                 97,787        90,096         36,374          30,009         35,584         40,324

Ratio of earnings to fixed
     charges                          0.1x          0.7x           2.4x            2.8x           1.8x           1.0x


     For the purpose of  calculating  the ratio of  earnings  to fixed  charges,
earnings  consist  of  income  before  income  taxes,   extraordinary  item  and
cumulative effect  adjustment plus fixed charges (net of capitalized  interest).
Fixed charges consist of interest  expense on all  indebtedness  and capitalized interest,  amortized  premiums,  discounts and capitalized  expenses  related to indebtedness,  and  one-third of rent expense on operating  leases  representing that portion of rent expense deemed by us to be  attributable  to interest.  For the  thirty-nine  weeks ended October 28, 2000 and the fiscal year ended January
29, 2000,  the amount of  additional  earnings  that would have been required to cover fixed  charges  for these  periods  was $88.4  million and $31.4  million, respectively.
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